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FORM 4                                                       U.S. SECURITIES AND EXCHANGE COMMISSION
/ / Check box if no longer subject                                   Washington, D.C. 20549
 to Section 16.  Form 4 or
 Form 5 obligations may
 continue.  See Instruction 1(b).                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                                                                              Public Utility
                                            Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


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
1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                                                              to Issuer   (Check all applicable)
                                                                                               X   Director            10% Owner
                                                                                             -----                   ------
                                                 Dynamic Materials Corporation (BOOM)              Officer                 Other
                                                                                             -----                   ------
                                                                                             (give title below)      (specify below)
   Allen       Dean        K.                                                                President and Chief Executive Officer

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   (Last)     (First)   (Middle)          3. IRS or Social Security  4. Statement for
                                             Number of Reporting        Month/Year
                                             Person (Voluntary)




                                                                            9/12/02
   c/o Dynamic Materials Corporation
   5405 Spine Road
-----------------------------------------                            ---------------------------------------------------------------
              (Street)                                               5. If Amendment,      7. Individual or Joint/Group Filing
                                                                        Date of Original      (Check Applicable Line)
                                                                         (Month/Year)          X  Form filed by One Reporting Person
                                                                                              ----
                                                                                                  Form filed by More than One
                                                                                              ----Reporting Person
  Boulder      Colorado    80301
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  (City)      (State)      (Zip)
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                      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-  3. Trans-   4. Securities Acquired (A)      5. Amount of     6. Ownership  7. Nature of
   (Instr. 3)                   action     action      or Disposed of (D)              Securities       Form:         Indirect
                                Date       Code        (Instr. 3, 4 and 5)             Beneficially     Direct (D)    Beneficial
                                (Month/    (Instr.                                     Owned at End     or            Ownership
                                Day/       8)                                          of Month         Indirect      (Instr. 4)
                                Year)                                                  (Instr. 3        (I)
                                                                                       and 4)           (Instr. 4)
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                                          Code  V       Amount    (A) or    Price
                                                                  (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Over)

                                                        (Print or Type Responses)                                    SEC 1474 (8/92)
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FORM 4 (continued)              Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                          (e.g., puts, calls, warrants, options, convertible securities)
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1.Title  2.Conver- 3.Transac- 4.Transac- 5.Number of   6.Date Exer-  7.Title and Amount 8.Price of 9.Number  10.Owner-  11.Nature
  of       sion or   tion       tion       Derivative    cisable and   of Underlying      Deriv-     of         ship       of
  Deriv-   Exercise  Date       Code       Securities    Expiration    Securities         ative      Deriv-     Form of    Indirect
  ative    Price of  (Instr.    (Instr.    Acquired      Date          (Instr. 3 and 4)   Security   ative      Deriv-     Bene-
  Secur-   Deriv-    8)         8)         (A) or        (Month/Day/                      (Instr.    Secur-     ative      ficial
  ity      ative     (Month/               Disposed of   Year)                            5)         ities      Secur-     Ownership
  (Instr.  Security  Day/Year)             of (D)                                                    Bene-      ity:       (Instr.
  3)                                       (Instr.3,                                                 ficially   Direct     4)
                                           4, and 5)                                                 Owned      (D) or
                                                                                                     at End     Indirect
                                                                                                     of Month   (I)
                                                                                                     (Instr. 4) (Instr. 4)
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                                Code  V    (A)    (D)   Date   Expira-  Title  Amount or
                                                        Exer-   tion           Number of
                                                        cisable  Date           Shares
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Non-        $2.2500   9/12/02    A         5,000       9/12/03  9/12/12  Common  5,000                 5,000        D
Qualified                                                                Stock
Stock
Option
(right
to buy)
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Explanation of Responses:



                                                                /s/ Richard A. Santa                             9/13/02
                                                 --------------------------------------------------          ------------------
                                                           Signature of Reporting Person                           Date
                                                   By:  Richard A. Santa
                                                   For:  Dean K. Allen

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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